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EXHIBIT 99.1



                          [VION PHARMACEUTICALS LOGO]


                                COMPANY CONTACT:      Vion Pharmaceuticals, Inc.
                                                      Howard B. Johnson, CFO
                                                      (203) 498-4210 phone



     Vion Presents Clinical Data on VNP40101M in Leukemia at ASCO'r' Meeting


NEW HAVEN, CT, June 2, 2003 - VION PHARMACEUTICALS, INC. (NASDAQ SMALLCAP: VION) announced today that initial clinical data from a Phase 1 trial of its anti-cancer agent VNP40101M in leukemia were presented in a poster session at the American Society of Clinical Oncology Annual Meeting in Chicago, Illinois. The trial was conducted at the University of Texas, M.D. Anderson Cancer Center in Houston, Texas and was directed by Dr. Francis Giles, Chief, Section of Developmental Therapeutics, Department of Leukemia.

In the study, VNP40101M was administered intravenously over 15-90 minutes. The dose was escalated in cohorts of 3-8 patients. At the time of data analysis, 31 patients with advanced or refractory hematologic malignancies had been entered. At all dose levels, VNP40101M was observed to be well-tolerated. The most common toxicity was a transient, dose-related infusion syndrome that was effectively controlled with supportive care and pre-medication. At the highest dose, one of seven patients had prolonged suppression of blood-forming elements, which was considered a dose-limiting toxicity.

Evidence of anti-tumor activity in myelodysplasia and acute myeloid leukemia was documented by:

          o    A complete response in a patient with myelodysplasia and;

          o Significant reduction or elimination of marrow blasts at the end of the first cycle in 5 patients with AML, including resolution of leukemic gingival hypertrophy in one.

Dr. Mario Sznol, Vice President, Clinical Affairs, stated, "The Phase 1 data support further development of VNP40101M in acute myeloid leukemia (AML)." He added, "In this group of patients, most of whom had received a number of prior treatments, it was encouraging that VNP40101M showed evidence of activity with minimal non-hematologic toxicity. Furthermore, the mild toxicity profile of VNP40101M observed to date suggests that it could be combined successfully with standard agents used in the treatment of AML such as Ara-C. Our plan is to initiate a Phase 2 trial of VNP40101M in AML patients that have received no more than one prior treatment, and a Phase 1 combination study of VNP40101M and Ara-C."




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Dr. Giles noted, "Initial data indicate an active agent with an encouraging safety margin between marrow and extra-marrow toxicities. We are anticipating rapid accrual to the pending Phase 2 study of VNP40101M and Ara-C."

VNP40101M is novel DNA-damaging alkylating agent with broad spectrum anti-tumor activity in preclinical studies, including activity in selected cell lines resistant to other alkylating agents, including BCNU, cyclophosphamide, and melphalan. Ara-C (cytarabine) is an antimetabolite used to treat acute leukemia.

Vion Pharmaceuticals, Inc. is a biopharmaceutical company developing novel agents for the treatment of cancer. Vion's portfolio of agents includes:
Triapine'r', a potent inhibitor of a key step in DNA synthesis; VNP40101M, a unique DNA alkylating agent; and TAPET'r', a modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its research and product development programs, visit the company's Internet web site at WWW.VIONPHARM.COM.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion's plans to differ or results to vary from those expected, including Vion's ability to continue as a going concern, which is dependent on securing external sources of funding to continue its operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, its dependence on regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended December 31, 2002. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


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